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                                   EXHIBIT 11
                       COMPUTATION OF NET INCOME PER SHARE
                      AS OF QUARTER ENDED DECEMBER 31, 1998

                                                    For the Three month Period Ended
                                                 December 31, 1998    December 31, 1997
                                                 -----------------    -----------------
Net income / (Loss)                                 $(5,723,383)         $   300,680

Weighted average shares outstanding                   2,208,432            2,189,918

Earning / (Loss) per shares outstanding             $     (2.59)         $      0.14

                                                     For the Nine month Period Ended
                                                 December 31, 1998    December 31, 1997
                                                 -----------------    -----------------
Net income / (Loss)                                 $(5,212,120)         $   940,221

Weighted average shares outstanding                   2,203,690            2,185,376

Earning / (Loss) per shares outstanding             $     (2.37)         $      0.43